Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Year Ended September 30, 2007

Wireless product revenue increases by forty percent for same quarter in prior year and twenty-nine percent overall from the prior year.

SAN JOSE, Calif., Nov. 29 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced financial results for its fiscal year ended September 30, 2007.

The NotifyLink wireless enterprise product line, that represents the majority of the Company’s revenue, increased 40% to $988,711 in the three-month period ended September 30, 2007 from $706,868 during the same period in the prior year. The same product line revenue increased 29% to $3,709,404 for the fiscal year ended September 30, 2007 from $2,869,480 during the fiscal year ended September 30, 2006. The Company’s other source of revenue was the service portion of the Visual Got Mail legacy product line that ceased in February 2007. The revenue from the Visual Got Mail program was $237,991 in the fiscal year ended September 30, 2007 compared to $809,300 in the fiscal year ended September 30, 2006.

The Company showed a net loss for the fiscal year ended September 30, 2007, of $426,004, or a net loss per share of $0.03, compared to a net loss of $314,892, or a net loss per share of $0.02, reported for the fiscal year ended September 30, 2006.

The $3,947,396 of total revenue reported in the fiscal year ended September 30, 2007 compares to $4,356,362 of total revenue for the fiscal year ended September 30, 2006. The decrease in total revenue consisted of an 84% decrease in our legacy Visual Got Mail revenue partly offset by a 29% increase in NotifyLink revenue. Despite the decrease in total revenue, the gross margin actually improved to $3,826,572 in the fiscal year ended September 30, 2007 from $3,799,946 in the fiscal year ended September 30, 2006. Gross margin as a percentage of revenue for the fiscal year ended September 30, 2007 was 96.9% compared to 87.2% in the fiscal year ended September 30, 2006.

“The revenue from our wireless products continues to improve quarter to quarter and has replaced our legacy wireline business. Starting in the fiscal year ending September 30, 2008, all product and service revenue will be derived from our wireless business,” said Paul DePond, President of Notify Technology. “The latest version of our NotifyLink Enterprise product demonstrates Notify’s commitment to becoming a leading provider of wireless synchronization solutions to organizations and businesses of all sizes.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC Bulletin Board: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance of our wireless products and the cessation of our service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three-Months Ended September 30,		Fiscal Years Ended September 30,
	2007	2006	2007	2006

Revenue:
Product revenue	$988,711	$705,868	$3,709,405	$3,105,463
Service revenue	--	305,215	237,991	1,250,899
Total revenue	988,711	1,011,083	3,947,396	4,356,362

Cost of revenue:
Product cost	3,805	996	17,385	460,813
Service cost	--	--	--	15,374
Royalty payments	27,686	23,476	103,439	80,229
Total cost of revenue	31,491	24,472	120,824	556,416
Gross profit	957,220	986,611	3,826,572	3,799,946

Operating expenses:
Research and development	363,366	262,577	1,308,428	975,611
Sales and marketing	365,910	413,122	1,612,914	1,634,729
General and administrative	338,857	315,445	1,287,247	1,286,191
Total operating expenses	1,068,133	991,144	4,208,589	3,896,531

Loss from operations	(110,913)	(4,533)	(382,017)	(96,585)

Other interest (expense), net	2,040	823	1,717	(1,766)
Proceeds from sale of patents	--	--	--	250,000
Option vesting expense	(14,553)	--	(43,856)	--
Gain (loss) on sales of assets	(4,848)	--	(1,848)	--
Loss on fair value of warrants	--	(12,154)	--	(470,073)

Net loss	$(128,274)	$(16,458)	$(426,004)	$(314,892)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.02)

Basic and diluted weighted average shares outstanding	13,968,995	13,968,995	13,968,995	13,968,995

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets
	Sept. 30,	Sept. 30,
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$839,775	$829,406
Accounts receivable, net	588,295	436,509
Other assets	51,692	53,135
Total current assets	1,479,762	1,319,050
Property and equipment, net	98,983	99,623
Total assets	$1,578,745	$1,418,673
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$7,243	$18,219
Accounts payable	31,915	37,722
Accrued payroll and related liabilities	260,215	231,200
Deferred revenue	2,126,518	1,623,606
Other accrued liabilities	143,189	122,432
Total current liabilities	2,569,080	2,033,179
Long-term capital lease obligations	15,519	9,201
Total liabilities	2,584,599	2,042,380
Shareholders' deficit:
Common stock	13,969	13,969
Additional paid-in capital	23,354,759	23,310,903
Accumulated deficit	(24,374,582)	(23,948,579)
Total shareholders’ deficit	(1,005,854)	(623,707)
Total liabilities and shareholders' deficit	$1,578,745	$1,418,673